P.O. BOX 738 - MARIETTA, OHIO - 45750	NEWS RELEASE
www.peoplesbancorp.com

FOR IMMEDIATE RELEASE	Contact:	John C. Rogers
January 27, 2017		Chief Financial Officer and Treasurer
(740) 373-3155

PEOPLES BANCORP INC. DECLARES
QUARTERLY DIVIDEND
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MARIETTA, Ohio - The Board of Directors of Peoples Bancorp Inc. (“Peoples”) (NASDAQ: PEBO) declared a quarterly cash dividend of $0.20 per common share on January 26, 2017, payable on February 22, 2017, to shareholders of record on February 7, 2017.
This dividend represents a payout of approximately $3.6 million, or 49.1%, of Peoples’ reported fourth quarter 2016 earnings. Based on the closing stock price of Peoples’ common shares of $32.19 on January 26, 2017, the quarterly dividend produces an annualized yield of 2.49%.
Peoples Bancorp Inc. is a diversified financial products and services company with $3.4 billion in assets, 79 locations, including 71 full-service bank branches and 78 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance, and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. Peoples’ common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and Peoples is a member of the Russell 3000 index of US publicly traded companies. Learn more about Peoples at www.peoplesbancorp.com.

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